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                                                                   EXHIBIT 10(c)

                           ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into this 18th day of September, 1997, by and among Weatherford Enterra U.S., Limited Partnership, a Louisiana limited partnership (the "Partnership"), Weatherford U.S., Inc., a Delaware corporation ("Weatherford U.S." and, together with the Partnership, the "Sellers"), and American Aero Cranes, L.L.C., a Louisiana limited liability company (the "Buyer").

                             W I T N E S S E T H :

        WHEREAS, Weatherford U.S. is the sole corporate general partner of the Partnership;

        WHEREAS, the Sellers desire to transfer to the Buyer the Business (as hereinafter defined) and the properties, assets and liabilities related to the Business, and the Buyer desires to acquire such Business, properties and assets and assume such liabilities, all upon the terms and subject to the conditions set forth herein; and

        WHEREAS, the parties hereto desire to set forth certain representations, warranties and agreements, all as more fully set forth below;

        NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE 1

                          PURCHASE AND SALE OF ASSETS

        1.1 Transferred Assets.

            (a) Subject to the terms and conditions of this Agreement and in consideration of the obligations of the Buyer as provided herein, and except as otherwise provided in Section 1.2 hereof, at the Closing, the Sellers shall sell, assign, transfer, grant, bargain, deliver and convey to the Buyer, free and clear of all Liens, the Sellers' entire right, title and interest in, to and under the Business, as a going concern, and all assets owned or used by the Sellers in connection with or arising out of the Business of every type and description, tangible and intangible, wherever located and whether or not reflected on the books and records of the Sellers (all of such assets, properties, rights and business being hereinafter sometimes collectively referred to as the "Transferred Assets"), including, but not limited to,

                (i) all Equipment, including the Equipment set forth in
            Section 1.1(a)(i) of the Disclosure Schedule;

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          (ii) all Inventories, including the Inventories set forth in Section
      1.1(a)(ii) of the Disclosure Schedule;

          (iii) all trade and other accounts and notes receivable relating to the Business (the "Accounts Receivable"), including the Accounts Receivable set forth in Section 1.1(a)(iii) of the Disclosure Schedule;

          (iv) all Real Property, including the Real Property set forth in
       Section 1.1(a)(iv) of the Disclosure Schedule;

          (v) the Leasehold Interests, including the Leasehold Interests set forth in Section 1.1(a)(v) of the Disclosure Schedule;

          (vi) all Proprietary Information, including the Proprietary Information set forth in Section 1.1(a)(vi) of the Disclosure Schedule;

          (vii) subject to Section 1.1(b) hereof, the benefit of all unfilled or outstanding purchase orders, sales contracts, other commitments, contracts and engagements to which the Sellers are entitled on the Closing Date and that relate to the Business (the "Entitlements");

          (viii) all prepaid expenses and deposits made by the Sellers relating to the Business;

          (ix) any goodwill associated with the Business; and

          (x) all Contracts and Other Agreements and all Documents and Other Papers.

       (b) the Sellers shall use their best efforts to obtain such consents of third parties as are necessary for the assignment of the Transferred Assets. To the extent that any of the Transferred Assets are not assignable by the terms thereof or for which consents to the assignment thereof cannot be obtained as provided herein, the Transferred Assets shall be held by the Sellers in trust for the Buyer and shall be performed by the Buyer in the name of the Sellers and all benefits and obligations derived thereunder shall be for the account of the Buyer; provided, however, that where entitlement of the Buyer to any of the Transferred Assets that are not assignable by the terms thereof or for which consents to the assignment thereof cannot be obtained as provided herein is not recognized by any third party, the Sellers shall, at the request of the Buyer, enforce in a reasonable manner, at the cost of the Sellers and for the account of the Buyer, any and all rights of the Sellers against such third party.

       (c) The Sellers shall notify each Person that may have possession of the Transferred Assets at the Closing Date, whether by consignment or otherwise, of the transfer of such Transferred Assets to the Buyer.

   1.2 Excluded Assets. Anything in Section 1.1(a) hereof to the contrary notwithstanding, there shall be excluded from the assets, properties, rights and business

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to be transferred to the Buyer hereunder all assets of the Sellers that do not relate to the Business and those assets of the Sellers listed or described in
Section 1.2 of Disclosure Schedule (collectively, the "Excluded Assets").

    1.3 Closing. Subject to the conditions set forth in this Agreement, the Closing shall take place at the offices of Fulbright & Jaworski L.L.P., located at such time, date and place as the parties hereto shall mutually agree upon in writing (the "Closing Date"). Failure to consummate the transactions contemplated hereby on such date shall not result in a termination of this Agreement or relieve any party hereto of any obligation hereunder. Title to, ownership of, control over and risk of loss of the Transferred Assets shall pass to the Buyer at the Closing.

   1.4 Purchase Price for the Assets.

       (a) In consideration of the transfer to the Buyer of the Transferred Assets, the Buyer shall (i) pay to the Sellers an amount in cash equal to the Cash Purchase Price and (ii) assume (A) the payment obligations of the Sellers with respect to all Trade Payables and Accrued Liabilities reflected on the Final Balance Sheet, (B) the obligations of the Sellers under the express written terms of the Entitlements to the extent and only to the extent such obligations are not Pre-Closing Obligations, (C) any Damages suffered, incurred or realized by the Sellers and their Affiliates arising from or relating to the Non-Offered Employees not being offered employment by the Buyer and its Affiliates and (D) all warranty obligations (other than Warranty Obligations) with respect to the manufacture, sale or rental of products or the performance of services in the conduct of the Business (collectively, the "Assumed Liabilities"). The Cash Purchase Price and the Assumed Liabilities are herein collectively referred to as the "Purchase Price".

       (b) At the Closing, the Buyer shall deliver to the Sellers the Promissory Note and an amount of cash (the "Closing Cash Payment") that, when added to the Non-Adjusted Principal Amount, shall equal the Closing Purchase Price.

       (c) The Non-Adjusted Principal Amount shall be:

           (i) $812,500; plus

           (ii) if there is an increase (the "Closing Inventories Increase") in the Net Inventories from the Balance Sheet to the Closing Balance Sheet, 50% of the amount by which the Net Inventories on the Closing Balance Sheet exceed the Net Inventories on the Balance Sheet; plus

           (iii) if Accounts Payable on the Closing Balance Sheet exceed $1,100,000, the amount by which Accounts Payable on the Closing Balance Sheet exceed $1,100,000 (the "Closing Accounts Payable Difference"); plus

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            (iv) if a positive amount, 12.5% of (A) the Closing Purchase
        Price minus (B) the sum of (1) $6,500,000, (2) the Closing Inventories Increase and (3) the Closing Accounts Payable Difference; minus

            (v) if a positive amount, 12.5% of (A) the sum of (1) $6,500,000,
        (2) the Closing Inventories Increase and (3) the Closing Accounts Payable Difference minus (B) the Closing Purchase Price.

        (d) The Closing Cash Payment shall be the difference between the Closing Purchase Price and the Non-Adjusted Principal Amount.

        (e) The Closing Cash Payment shall be payable by wire transfer of same day funds. The Promissory Note (i) shall be in a principal amount equal to the Adjusted Principal Amount, (ii) shall bear interest at the fixed rate of 6.23% per annum, (iii) shall be secured by a second lien position on the Transferred Assets and (iv) shall be payable (A) in annual payments of accrued interest on each of the first through fifth anniversaries of the Closing Date and (B) in equal annual principal payments, with accrued interest thereon, on each of the sixth through eighth anniversaries of the Closing Date.

        (f) Capitalized terms used in this Section 1.4 and in Section 1.5 hereof and not otherwise defined herein shall refer to such items as reflected on the Balance Sheet, the Closing Balance Sheet or the Final Balance Sheet, as applicable.

    1.5 Purchase Price Adjustment.

        (a) Within 30 calendar days after the Closing Date, the Sellers shall prepare and deliver to the Buyer a statement reflecting the Final Cash Payment and the Adjusted Principal Amount, the sum of which shall equal the Cash Purchase Price, and the calculation thereof (the "Final Statement"), prepared on a basis consistent with the Closing Balance Sheet; provided, however, that for purposes of determining the Cash Purchase Price and the calculation thereof, (i) "Accrued Liabilities" on the Closing Balance Sheet and the Final Balance Sheet shall not include accrued general liabilities and auto insurance, accrued warranty expense with respect to the Warranty Obligations, payroll deduction, accrued sick pay, accrued bonuses, accrued audit fees, Taxes and accrued Taxes,
(ii) the amount of the allowance for doubtful accounts deducted from accounts receivable set forth on the Final Balance Sheet shall be determined on a basis consistent with the Closing Balance Sheet, (iii) the amount of the allowance for obsolete, damaged, missing, excess or slow-moving inventories deducted from inventories set forth on the Final Balance Sheet shall be $415,000, (iv) the amount of the accrual for Company-provided employee medical and dental expenses, to the extent such expenses are within the Company's deductible, set forth on the Final Balance Sheet shall be $35,000, (v) the amount of the accrual for expressed or implied warranty obligations, including, when applicable, handling, transportation and installation costs, set forth on the Final Balance Sheet shall be $43,740 and (vi) the amount of the accrual for penalties related to failure to meet committed delivery dates for crane units set forth on the Final Balance Sheet shall be $397,350. The Buyer shall provide the Sellers reasonable access to the books and records pertaining to the

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Business to enable them to prepare the Final Statement. The Sellers shall provide the Buyer access to copies of all work papers and other relevant documents to verify the entries contained in the Final Statement. The Buyer shall have a period of 30 calendar days after delivery to them of the Final Statement (the "Response Period") to review it and make any objections the Buyer may have in writing to the Sellers. If written objections to the Final Statement are delivered to the Sellers within the Response Period, then the Buyer and the Sellers shall attempt to resolve the matter or matters in dispute. If no written objections are made within the Response Period, the Final Cash Payment and the Adjusted Principal Amount shall be compared to the Closing Cash Payment and the Non-Adjusted Principal Amount and adjustments will be made according to Section 1.5(e) and Section 1.5(f) hereof.

        (b) The Cash Purchase Price shall be an amount equal to $6,500,000 (i) plus, if applicable, the amount by which the Book Value from the Final Balance Sheet exceeds $10,541,600, or (ii) minus, if applicable, the amount by which $10,541,600 exceeds the Book Value from the Final Balance Sheet.

        (c) The Adjusted Principal Amount shall be:
            (i) $812,500; plus

            (ii) if there is an increase (the "Final Inventories Increase") in the Net Inventories from the Balance Sheet to the Final Balance Sheet, 50% of the amount by which the Net Inventories on the Final Balance Sheet exceed the Net Inventories on the Balance Sheet; plus

            (iii) if Accounts Payable on the Final Balance Sheet exceed $1,100,000, the amount by which Accounts Payable on the Final Balance Sheet exceed $1,100,000 (the "Final Accounts Payable Difference"); plus

            (iv) if a positive amount, an amount (the "Designated Amount") equal to 12.5% of (A) the Cash Purchase Price minus (B) the sum of (1) $6,500,000, (2) the Final Inventories Increase and (3) the Final Accounts Payable Difference (the Designated Amount, when added to the Final Inventories Increase and the Final Accounts Payable Difference, referred to as the "Positive Adjustment Amount"); minus

            (v) if a positive amount, an amount (the "Negative Adjustment Amount") equal to 12.5% of (A) the sum of (1) $6,500,000, (2) the Final Inventories Increase and (3) the Final Accounts Payable Difference minus
        (B) the Cash Purchase Price.

        (d) The Final Cash Payment shall be the difference between the Cash Purchase Price and the Adjusted Principal Amount.

        (e) If the Final Cash Payment is greater than the Closing Cash Payment, the Buyer shall pay to the Sellers the difference between such amounts. If

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the Final Cash Payment is less than the Closing Cash Payment, the Sellers shall pay to the Buyer the difference between such amounts.

        (f) The Promissory Note shall provide an automatic retroactive adjustment of the principal amount thereof in accordance with Section 1.5(c) hereof.

        (g) Subject to Section 1.5(h) hereof, within five calendar days after the end of the Response Period, any cash payment required pursuant to Section 1.5(e) hereof shall be made by wire transfer.

        (h) If disputes with respect to the Final Statement cannot be resolved by the Buyer and the Sellers within 15 calendar days after the delivery of the objections to the Final Statement, then the specific matters in dispute shall be submitted to Arthur Andersen LLP or such other independent accounting firm as may be approved by the Buyer and the Sellers, which firm shall render its opinion as to such matters. Based on such opinion, such independent accounting firm will then send to the Buyer and the Sellers its determination on the specific matters in dispute, which determination shall be final and binding on the parties hereto. Within five calendar days after delivery of such opinion to the Buyer and the Sellers, the cash payment shall be made, as set forth in
Section 1.5(e) hereof. Each of the Buyer, on the one hand, and the Sellers, on the other hand, shall bear one-half of the fees and other costs charged by such independent accounting firm.

    1.6 Liabilities Not Assumed by the Buyer. Except for the Assumed Liabilities, the Sellers shall pay and discharge in due course all of their liabilities, debts and obligations relating to the Transferred Assets or the Business, whether known or unknown, now existing or hereafter arising, contingent or liquidated, including, without limitation, any Tax liabilities of the Sellers pertaining to the Transferred Assets or the Business for periods prior to the Closing Date, any Debt Obligations and the liabilities and obligations set forth in clauses (a) through (e) below (collectively, the "Related Liabilities"), and the Buyer shall not assume, or in any way be liable or responsible for, any of such Retained Liabilities. Without limiting the generality of the foregoing, the Retained Liabilities shall include the following:

        (a) any liability or obligation of the Sellers arising out of or in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, whether or not such transactions are consummated;

        (b) any liability or obligation for any and all Taxes of, or pertaining or attributable to, (i) the Sellers for any period that ends on or before the Closing Date, or (ii) the Business or the Transferred Assets for any period or portion thereof that ends on or before the Closing Date;

        (c) any liability (other than with respect to the Assumed Liabilities) to which any of the parties may become subject as a result of the fact that the transactions contemplated by this Agreement are being effected without compliance with the bulk

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sale provisions of the Uniform Commercial Code as in effect in any state or any similar statute as enacted in any jurisdiction;

        (d) any liability or obligation of the Sellers arising out of or in connection with the Sellers' obligations under Section 1.1(b) hereof; and

        (e) all other liabilities and obligations, direct, indirect, contingent or liquidated, not reflected on the Final Balance Sheet or arising prior to the Closing and related to the conduct or operation of the Transferred Assets or the Business on or prior to the Closing Date, including, but not limited to, the Pre-Closing Obligations.

    1.7 Prorations of Expenses and Certain Property Taxes.

        (a) The Sellers warrant that the Transferred Assets are not, and on the Closing Date will not be, subject to or liable for any special assessments or similar types of impositions. Any general property Tax assessed against or pertaining to the Transferred Assets for the taxable period that includes the Closing Date shall be prorated between the Buyer and the Sellers as of the Closing Date, to the Buyer's satisfaction. In the event that amount of any such general property Tax cannot be ascertained as of the Closing Date, proration shall be made on the basis of the preceding year, the Buyer shall receive a credit against the Cash Purchase Price on the Closing Date for the Sellers' pro rata portion of such general property Taxes, and to the extent that such proration may be inaccurate the Sellers, on the one hand, and the Buyer, on the other hand, agree to make such payment to the other after the tax statements have been received as is necessary to allocate such general property Tax properly between the Sellers, on the one hand, and the Buyer, on the other hand, as of the Closing Date.

        (b) Except as otherwise provided in this Agreement, the Sellers and the Buyer agree that amounts payable with respect to utility charges and other items of expense attributable to the conduct of the Business shall be prorated as of the Closing Date to the extent the charges and expenses cannot be identified as to the party that received the benefits to which such charges and expenses relate. To the extent such amounts are estimated on the Closing Date and such prorations are inaccurate, the Sellers, on the one hand, and the Buyer, on the other hand, agree to make such payment to the other after such amounts are correctly computed as is necessary to allocate such charges properly between the Sellers, on the one hand, and the Buyer, on the other hand, as of the Closing Date.

    1.8 Transfer Taxes and Recording Fees.

        (a) Notwithstanding any provision of law imposing the burden of Transfer Taxes (as hereinafter defined) on the Sellers or the Buyer, as the case may be, any sales, use and other transfer Taxes imposed in connection with the consummation of the transactions contemplated by this Agreement, other than value-added taxes that will be reimbursed to Buyer (collectively, "Transfer Taxes"), shall be borne equally by the Buyer, on the one hand, and the Sellers, on the other hand. The Sellers and the Buyer agree to cooperate in good faith with each other, and to use their commercially

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reasonable efforts, to minimize Transfer Taxes. Without limiting the generality of the preceding sentence, (i) the appropriate party hereto shall promptly and properly complete, execute and deliver to the other party resale, exemption and/or similar certificates or other documentation necessary or appropriate under any applicable law to claim and/or evidence that all or any portion of the sale or transfer of the Transferred Assets under this Agreement is exempt from or otherwise not subject to Transfer Taxes imposed under such applicable law and
(ii) each of the parties hereto shall consult and cooperate in good faith with each other on a timely basis to effectively handle and contest any audit, examination, investigation or administrative, court or other proceeding relating to Transfer Taxes.

        (b) The Buyer shall pay any and all recording, filing or other fees relating to the conveyance or transfer of the Transferred Assets from the Sellers to the Buyer.

        (c) The Buyer shall deliver to the Sellers on the Closing Date a certificate certifying that the Inventories are being purchased for resale to the extent stated therein.

        (d) If a party hereto shall fail to pay on a timely basis any amount for which such party is responsible under this Section 18, the other party may pay such amount to the appropriate Governmental Entity or Governmental Entities or other appropriate third party or parties, and the party responsible for payment of such amount shall promptly reimburse the other party for such amount so paid.

        (e) The respective rights and obligations of the parties hereto under the Section 1.8 shall survive the Closing without limitation.

    1.9 Allocation of Purchase Price. The Purchase Price shall be allocated among the Transferred Assets by the Buyer and the Sellers within 60 days following the Closing Date subject to the following:

        (a) such allocation of the Purchase Price will be reflected in Form 8594 that will be filed by the Buyer and the Sellers in accordance with Section 1060 of the Code, with such adjustments as may be necessary pursuant to Section 1.5 hereof; and

        (b) the Buyer and the Sellers agree to treat and report in filings under the Code (and, if necessary, to cause each of their respective Affiliates to so treat and report) the transactions contemplated by this Agreement in a manner consistent with one another.

                                   ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

    Except as otherwise set forth in the Disclosure Schedule, the Sellers jointly and severally represent and warrant to the Buyer as follows:

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    2.1 Corporate Matters.

        (a) The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Louisiana. The Partnership has partnership power and authority under all applicable laws, ordinances and orders of public authorities to own, operate and lease its properties and assets and to carry on its business in the manner currently conducted in each jurisdiction in which it so conducts the Business. The Partnership has all requisite partnership power and authority to enter into this Agreement and to perform its obligations under this Agreement. Weatherford U.S. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Weatherford U.S. has corporate power and authority under all applicable laws, ordinances and orders of public authorities to own, operate and lease its properties and assets, to carry on its business in the manner currently conducted and to act as a general partner of the Partnership, and it is qualified to do business as a foreign corporation in each jurisdiction in which it conducts the Business as general partner of the Partnership, except where the failure to be so qualified would not have a Material Adverse Effect. Weatherford U.S. has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.

        (b) True, correct and complete copies of the Articles of Partnership in Commendam of the Partnership and the Certificate of Incorporation and Bylaws of Weatherford U.S. have been provided by the Sellers to the Buyer, and such Articles of Partnership in Commendam, Certificate of Incorporation and Bylaws are in full force and effect.

        (c) Set forth in Section 2.1(c) of the Disclosure Schedule is a list of assumed names under which the Partnership operates the Business.

    2.2 Validity of Agreement and Conflict with Other Instruments.

        (a) This Agreement, and all transactions contemplated hereby, have been duly authorized and approved by all necessary partnership action on the part of the Partnership and all necessary corporate action on the part of Weatherford U.S. No further partnership action is necessary on the part of the Partnership and no further corporate action is necessary on the part of Weatherford U.S. to execute and deliver this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sellers and is a legal, valid and binding obligation of the Sellers enforceable against the Sellers in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.

        (b) The execution, delivery and performance of this Agreement and the other agreements and documents to be delivered by the Sellers to the Buyer, the consummation of the transactions contemplated hereby or thereby and the compliance

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with the provisions hereof or thereof by the Sellers will not, with or without the passage of time or the giving of notice or both:

            (i) conflict with, constitute a breach, violation or termination of any provision of, or give rise to any right of termination, cancellation or acceleration, or loss of any right or benefit or both, under, any of the Contracts and Other Agreements,

            (ii) conflict with or violate the Articles of Partnership in Commendam of the Partnership, or the Certificate of Incorporation or Bylaws of Weatherford U.S.,

            (iii) result in the creation or imposition of any Lien on any of the Transferred Assets, or

            (iv) violate any law, statute, ordinance, regulation, judgment, writ, injunction, rule, decree, order or any other restriction of any kind or character applicable to the Sellers or any of their properties or assets, other than conflicts, breaches, violations, terminations or conflicts that would not materially and adversely affect the Business or the ability of the Sellers to consummate the transactions provided for in this Agreement.

    2.3 Approvals, Licenses and Authorizations.

        (a) No order, license, consent, waiver, authorization or approval of, or exemption by, or the giving of notice to, or the registration with, or the taking of any other action in respect of, any Person not a party to this Agreement, including any Governmental Entity, and no filing, recording, publication or registration in any public office or any other place is now, or under existing law in the future will be, necessary on behalf of the Sellers to authorize the execution, delivery and performance of this Agreement by the Sellers or any other agreement contemplated hereby to be executed and delivered by the Sellers and the consummation of the transactions contemplated hereby or thereby (including, but not limited to, assignment of the Transferred Assets), or to effect the legality, validity, binding effect or enforceability thereof.

        (b) All material licenses, permits, concessions, warrants, franchises and other governmental authorizations and approvals of all Governmental Entities required or necessary for the Sellers to carry on the Business in the places and in the manner currently conducted have been duly obtained and are in full force and effect. No material violations are in existence or have been recorded with respect to such licenses, permits or other authorizations and no proceeding is pending or, to the best knowledge of the Sellers, threatened with respect to the revocation or limitation of any of such licenses, permits or other authorizations.

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    2.4 Title to Properties.

        (a) Either the Partnership or Weatherford U.S. owns each parcel of Real Property, free and clear of any Liens, other than Permitted Liens.

        (b) Either the Partnership or Weatherford U.S. is the lessee or has succeeded to the rights of the lessee under all of the Leasehold Interests and owns the Leasehold Interests free and clear of all Liens, except for Permitted Liens. Each lease agreement evidencing a Leasehold Interest is in full force and effect and affords the Sellers possession, subject to the provisions of the lease agreement, of the subject matter of the lease agreement. The Sellers are not in material default under the terms of any such lease agreement.

        (c) All Equipment (excluding Equipment that did not have a gross book value of $1,000 or more at their respective dates of acquisition by the Partnership or Weatherford U.S.) as of August 31, 1997 is set forth in Section 1.1(a)(i) of the Disclosure Schedule. Either the Partnership or Weatherford U.S. owns all Equipment free and clear of all Liens, except for Permitted Liens.

        (d) All Inventories at August 31, 1997 are set forth in Section 1.1(a)(ii) of the Disclosure Schedule. Either the Partnership or Weatherford U.S. owns all Inventories free and clear of all Liens, except for Permitted Liens.

        (e) The Accounts Receivable are owned by the Partnership free and clear of all Liens. All of the Accounts Receivable, whether or not reflected in the financial statements of the Sellers, represent transactions in the ordinary course of business and are valid obligations arising from sales actually made or services actually performed by the Sellers.

        (f) Either the Partnership or Weatherford U.S. owns or possesses licenses or other rights to use all rights to all Proprietary Rights necessary for the conduct of the Business as currently conducted. On the Closing Date, the Sellers will transfer or cause to be transferred all Proprietary Rights necessary for the conduct of the Business as currently conducted. Set forth in
Section 1.1(a)(vi) of the Disclosure Schedule is a complete and accurate list of all patents, trademarks and licenses pertaining to the Business that the Sellers own or possess or otherwise have rights to use and all patents, trademarks and licenses pertaining to the Business that the Sellers own or possess or otherwise have rights to use. No licenses, sublicenses, covenants or agreements have been granted or entered into by the Sellers in respect of the items listed in Section 1.1(a)(vi) of the Disclosure Schedule except as noted thereon. The Sellers have not received any notice of infringement, misappropriation or conflict from any other Person with respect to such Proprietary Rights and, to the Sellers' knowledge, the conduct of the Business has not infringed, misappropriated or otherwise conflicted with any Proprietary Rights of any such Person. All of the Proprietary Rights that are owned by the Sellers are owned free and clear of all Liens and all such Proprietary Rights will be transferred to the Buyer free and clear of all Liens. All Proprietary Rights that are licensed by the Sellers from third parties are licensed pursuant to valid and existing license agreements and such interests are not subject to

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any Liens other than those under the applicable license agreements. The consummation of the transactions contemplated by this Agreement will not result in the loss of any Proprietary Rights and will not conflict with, constitute a breach, violation or termination of, any agreement or understanding, whether written or otherwise, relating to any Proprietary Rights necessary for the conduct of the Business as currently conducted.

    2.5 Contracts and Commitments.

        (a) None of the Transferred Assets is subject to, and, except for the Retained Liabilities, neither of the Sellers is a party to or bound by (in each case, pertaining to the Business):

            (i) any agreement, contract or commitment requiring the expenditure or series of related expenditures of funds in excess of $25,000 (other than purchase orders in the ordinary course of business for goods necessary for the Partnership to complete then existing contracts or purchase orders);

            (ii) any loan or advance to, or investment in, any Person or any agreement, contract, commitment or understanding relating to the making of any such loan, advance or investment;

            (iii) any Debt Obligations;

            (iv) any management service, employment, consulting or other similar type contract or agreement;

            (v) any sales, distributorship or similar agreement relating to the products sold or services provided by the Partnership;

            (vi) any license, royalty or similar agreement; or

            (vii) any agreement, contract or commitment relating to the sale, design, manufacture or provision of products or services containing covenants purporting to limit the line of business or geographic area in which the Business may be conducted.

        (b) The Sellers are not in breach of any provision of, or in default (nor do the Sellers have knowledge of any event or circumstance that with notice, or lapse of time or both, would constitute an event of default) under the terms of any of the Contracts and Other Agreements that constitute a part of the Transferred Assets, except for breaches or defaults that would not have a Material Adverse Effect. All of the Contracts and Other Agreements are in full force and effect. The Sellers are not aware of any pending or threatened disputes with respect to any of the Contracts and Other Agreements.

        (c) The enforceability of the Contracts and Other Agreements will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

    2.6 No Litigation. There is no action, suit, claim, investigation or legal, administrative, arbitration or other proceeding, or governmental investigation or examination, or any change in any zoning or building ordinance pending or, to the knowledge of the Sellers, threatened against or affecting the Business or any of the Transferred Assets, at law or in equity, before or by any Governmental Entity or that would challenge or have the effect of preventing or delaying the transactions contemplated by this Agreement.

     2.7 No Adverse Changes or Events. Since December 31, 1996, the Business has been consistently operated only in the ordinary course, and there has not been:

        (a) any adverse change in the financial condition, assets, liabilities (contingent or otherwise) or results of operations of the Business except for such changes that in the aggregate have not had a Material Adverse Effect;

        (b) any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting the Transferred Assets or the Business;

        (c) any increase in the compensation or rate of compensation or commissions or bonuses payable or to become payable by the Partnership to any employee of the Partnership who is employed in connection with the Business that is not consistent with past practice, any payment or accrual of, or commitment with respect to, any bonus plan or severance arrangement that is not consistent with past practice or any change or modification to any severance arrangement;

        (d) any sale, assignment, transfer or other disposition or lapse of any Proprietary Rights;

        (e) any sale, transfer or other disposition of any properties or assets, real, personal or mixed, tangible or intangible, material to the Business (other than sales of Inventory in the ordinary course of business); or

        (f) any change in the Sellers' method of accounting for financial, Tax or other purposes.

    2.8 Environmental Matters. The sole representations of the Sellers with respect to environmental matters are set forth in this Section 2.8. To the extent representations in other sections of this Agreement also could apply to environmental matters, including, but not limited to, matters related to, arising under or concerning Environmental Laws, such representations shall be construed to exclude all environmental matters and to apply to matters other than environmental matters.

        (a) Except as would not have a Material Adverse Effect, neither of the Sellers nor, to the knowledge of the Sellers, any prior owner or operator of the Business or the Transferred Assets has caused or allowed the generation, use, treatment, storage or disposal of Hazardous Materials at any site or facility owned, leased or operated by the Sellers and used in the Business except in accordance with all applicable Environmental Laws.

        (b) Except as would not have a Material Adverse Effect, the Sellers do not own or lease any real property, improvements or related assets that form a part of the Transferred Assets or the Business from or upon which there have been any disposals or releases of Hazardous Materials.

        (c) Except as would not have a Material Adverse Effect, the Sellers have secured all Environmental Permits necessary to the conduct of the Business and the Sellers are in compliance with such permits.

        (d) To the knowledge of the Sellers, there are no proceedings, claims or lawsuits related to or arising under any Environmental Law and related to the Business or the Transferred Assets.

        (e) The Sellers are not currently operating or required to be operating the Business under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under any Environmental Law.

        (f) The Sellers have made available, or will make available, to the Buyer true and complete copies of any environmental reports, surveys, studies or audits of the Real Property and Leasehold Interests in the possession of the Sellers.

    2.9 Condition of Assets. Except as expressly provided herein, the Inventory, personal property and Equipment included in the Transferred Assets are being sold, transferred and conveyed on an "AS IS, WHERE IS" condition, and the Sellers make NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THEIR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR AS TO THEIR CONDITION.

    2.10 Warranties and Product Liability. Except for (i) warranties implied by law and (ii) warranties disclosed in Section 2.10 of the Disclosure Schedule, the Partnership has not given or made any warranties in connection with the sale or rental of goods or services pertaining to the Business on or prior to the Closing Date, including, without limitation, warranties covering the customer's consequential damages.

    2.11 Finder's Fees. Except for fees payable by the Sellers to Merrill Lynch & Co. and Simmons & Company International, neither the Sellers nor any Affiliate of the Sellers has employed or retained any investment banker, broker, agent, finder or other party, or incurred any obligation for brokerage fees, finder's fees or commissions, with respect to the sale by the Sellers of any of the Transferred Assets or with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby any party hereto may be obligated to pay such a fee or commission. The Sellers agree to indemnify and hold the Buyer and its Affiliates harmless from and against any and all claims, liabilities or obligations with respect to all fees, commissions or expenses asserted to any Person on the basis of any act, statement, agreement or commitment alleged to have been made by the Sellers or any Affiliate of the Sellers with respect to any such fee, commission or expense.

    2.12 Taxes. Except in each case where the failure to do any such thing would not have a Material Adverse Effect, the Sellers have filed all federal, state, local and foreign Tax and information returns applicable to the Business required to be filed, have paid all Taxes applicable to the Business required to be paid in respect of all periods for which returns have been filed, have established an adequate accrual or reserve for the payment of all Taxes applicable to the Business payable in respect of the period subsequent to the periods covered by the most recent applicable Tax returns, have made all necessary estimated Tax payments and have no liability for Taxes applicable to the Business in excess of the amount so paid or accruals or reserves so established in the applicable financial statements of the Sellers. The Sellers are not delinquent in the payment of any Tax or in the filing of any Tax returns applicable to the Business, and no deficiencies for any Tax applicable to the Business have been claimed or assessed or, to the knowledge of the Sellers, threatened or proposed, that have not been settled or paid. To the Sellers' knowledge, no Tax returns of the Sellers applicable to the Business are currently being audited.

    2.13 Compliance with Laws. To the knowledge of the Sellers, the Sellers have complied in all material respects with all applicable laws, ordinances and regulations and all orders, writs, injunctions, awards, judgments and decrees, applicable to the Business the violation of which would have Material Adverse Effect, including, without limitation: (a) applicable federal, state and local laws, ordinances and regulations, and all orders, writs, injunctions, awards, judgments and decrees, pertaining to (i) the sale, licensing, leasing, ownership or management of the Sellers' owned, leased or licensed real or personal property, products and technical data that constitute Transferred Assets, (ii) employment and employment practices, terms and conditions of employment, and wages and hours relating to the Business, and (iii) safety, health, fire prevention, building standards and zoning relating to the Transferred Assets or the Business, (b) the Export Administration Act and regulations promulgated thereunder and all other laws, regulations, orders, writs, injunctions, judgments and decrees applicable to the export or re-export of controlled commodities or technical data controlled under the Export Administration Act insofar as such Act would pertain to the Business, (c) the Immigration Reform and Control Act and (d) the Foreign Corrupt Practices Act.

    2.14 Employees.

         (a) Section 2.14(a) of the Disclosure Schedule sets forth as of the date of this Agreement a list of all employment contracts and material consulting agreements currently in effect between the Sellers and any employee who is primarily engaged in the Business that is not terminable at will, including agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions.

         (b) The Sellers (i) to their knowledge, have not within the past five years and are not now subject to a union organizing effort regarding the Business, (ii) are not subject to any collective bargaining agreement with respect to any of their employees engaged in the Business, (iii) are not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization regarding the Business and (iv) are not engaged in any material labor dispute regarding the Business.

         (c) Section 2.14(c) of the Disclosure Schedule sets forth a list of all pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefits plans maintained by the Sellers for employees engaged in the Business, including, without limitation, all "employee benefit plans" as defined in
Section 3(3) of ERISA.

         (d) Section 2.14(d) of the Disclosure Schedule sets forth as of the date of this Agreement a list of all employees engaged in the Business. Section 2.14(d) of the Disclosure Schedule also sets forth the following information with regarding to each such employee: (i) rate of compensation, (ii) most recent bonus schedule and (iii) all other forms of compensation (including commissions) paid to such employees in the past 12 months.

         (e) Except as accrued on the Balance Sheet, the Sellers have paid all amounts that as of December 31, 1996 were due and payable to or on account of the employees engaged in the Business (including, without limitation, wages, overtime pay, salaries, bonuses, commissions, vacation pay, sick pay and holiday pay).

    2.15 Insurance. All policies of insurance in force relating to the Business or the Transferred Assets are described in Section 2.15 of the Disclosure Schedule.

    2.16 Financial Statements. The unaudited balance sheets and the unaudited statements of income at and for the years ended December 31, 1996 and 1995 (the "Annual Financial Statements") and the unaudited balance sheet and the unaudited statement of income of the Business at and for the eight month period ended August 31, 1997 (the "Stub-Period Financial Statements" and, together with the Annual Financial Statements, the "Financial Statements") set forth in Section
2.16 of the Disclosure Schedule were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered by the Financial Statements, except for the exclusion of notes thereto. The carrying values of the assets and liabilities stated in the Financial Statements have been incorporated into the corresponding consolidated financial statements of Weatherford Enterra, Inc. and its subsidiaries, which were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered by the Financial Statements, except, in the case of the Stub-Period Financial Statements, for the exclusion of notes thereto. The Balance Sheet and the Closing Balance Sheet were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, except for the exclusion of notes thereto and the exclusion of certain accounts on the Closing Balance Sheet. The Closing Balance Sheet has not been rendered untrue as representations of the financial condition of the Business at August 31, 1997 by events subsequent to such date.

                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

    The Buyer represents and warrants to the Sellers as follows:

    3.1 Corporate Matters. The Buyer is a limited liability company duly incorporated, validly existing and in good standing under the laws of the State of Louisiana. The Buyer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. This Agreement, and all transactions contemplated hereby, have been duly authorized and approved by all necessary corporate action on the part of the Buyer. No further corporate action is necessary on the part of the Buyer to execute and deliver this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and is a legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and the compliance with the provisions hereof, by the Buyer will not violate any provision of, or constitute a default under, any contract or other agreement to which the Buyer is a party or by which it is bound, or conflict with its Articles of Organization and Operating Agreement, other than violations, defaults or conflicts that would not materially and adversely affect the ability of the Buyer to consummate the transactions provided for in this Agreement.

    3.2 Approvals and Authorizations. No order, license, consent, waiver, authorization or approval of, or exemption by, or the giving of notice to, or the registration with, or the taking of any other action in respect of, any Person not a party to this Agreement, including any Governmental Entity, and no filing, recording, publication or registration in any public office or any other place is now, or under existing law in the future will be, necessary on behalf of the Buyer to authorize its execution, delivery and performance of this Agreement or any other agreement contemplated hereby to be executed and delivered by the Buyer and the consummation of the transactions contemplated hereby or thereby (including, but not limited to, assignment of the Transferred Assets), or to effect the legality, validity, binding effect or enforceability thereof.

    3.3 Finder's Fees. Except for fees payable by the Buyer to IP Capital Corporation, neither the Buyer nor any Affiliate of the Buyer has employed or retained any investment banker, broker, agent, finder or other party, or incurred any obligation for brokerage fees, finder's fees or commissions, with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby any party hereto may be obligated to pay such a fee or a commission. The Buyer agrees to indemnify and hold the Sellers and their Affiliates harmless from and against any and all claims, liabilities or obligations with respect to all fees, commissions or expenses asserted by any Person on the basis of any act, statement, agreement or commitment alleged to have been made by the Buyer or any Affiliate of the Buyer with respect to any such fee, commission or expense.

                                   ARTICLE 4

                             ADDITIONAL AGREEMENTS

    4.1 Delivery of Corporate Documents; Record Retention.

        (a) The Sellers shall deliver to the Buyer all Documents and Other Papers relating to the Transferred Assets, the Assumed Liabilities and the current and proposed operations of the Business. The Sellers shall deliver to the Buyer the historical books and records in the possession of the Sellers and their Affiliates relating to the Business for the five year period ending on the Closing Date.

        (b) In the event and for so long as any party is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand asserted by a third party (including any Governmental Entity) in connection with (i) any transaction contemplated by this Agreement or
(ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Business or the Transferred Assets, each of the other parties will to the extent reasonably practicable cooperate with the contesting or defending party and its counsel in the contest or defense, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (except to the extent the contesting or defending party is entitled to indemnification therefor under Article 7 hereof); provided, however, that nothing herein requires any party to retain any books and records other than in the ordinary course of business; provided further, any party hereto, before destroying any historical books and records that relate in whole or in part to the Business or the Transferred Assets, shall give each such other party reasonable notice of its intention to destroy such books and records and an opportunity to make copies thereof at the sole expense of the party destroying such copies. In addition, the Buyer agrees to provide the Sellers and any Affiliate of the Sellers with reasonable access to any Documents and Other Papers and any books and records delivered to the Buyer by the Sellers pursuant to Section 4.1(a) hereof, as may be necessary for the preparation of any Tax returns or financial statements or as may be necessary for any other legitimate business purpose. Notwithstanding the foregoing, information as to which the contesting or defending party may reasonably assert would waive a privilege need not be disclosed.

    4.2 Further Assurances. The Sellers shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to the Buyer such bills of sale, assignments (including, but not limited to, assignments of leases) and other instruments of transfer, assignment and conveyance, in form and substance satisfactory to counsel for the Buyer, as shall be necessary to vest in the Buyer all the right, title and interest in and to the Transferred Assets free and clear of all Liens (including the release of all Liens of record) and shall use their best efforts to cause to be taken such other action as the Buyer reasonably may require to more effectively implement and carry into effect the transactions contemplated by this Agreement.

    4.3 Employee Matters.

        (a) The Buyer agrees to offer employment to all of the employees (other than the Excluded Employees) of the Partnership or Affiliates of the Partnership who are engaged in the Business. The Buyer shall not offer employment to the employees set forth on the list provided by the Buyer to the Sellers on September 3, 1997 (the "Excluded Employees"), and shall not be responsible for any severance benefits or other liabilities in respect of the Excluded Employees. Any employees of the Partnership or Affiliates of the Partnership who are engaged in the Business that the Buyer or one of its Affiliates in fact employs immediately after the Closing Date shall hereinafter be referred to as the "Transferred Employees". Any employees (other than Non-Offered Employees) of the Partnership or Affiliates of the Partnership who are engaged in the Business who are not employed by the Buyer or one of its Affiliates immediately after the Closing Date shall hereinafter be referred to as the "Terminated Employees". In determining eligibility for and entitlement to vacation and other normal benefits (excluding stock-based plans and incentive programs) based on length of service by Transferred Employees under the Buyer's or its Affiliates' normal policies, service with the Partnership or an Affiliate of the Partnership shall be considered by the Buyer and its Affiliates as service with the Buyer and its Affiliates. The term "Non-Offered Employee", as used in this Section 4.3, means any employee (other than an Excluded Employee) of the Partnership or an Affiliate of the Partnership who is engaged in the Business who was not offered employment with the Buyer or one or more of its Affiliates.

        (b) Any employee of the Partnership or an Affiliate of the Partnership who is engaged in the Business and who on the Closing Date is on short-term disability, long-term disability or worker's compensation shall remain on the payroll or the responsibility of the Partnership until such employee ceases to be on short-term disability, long-term disability or worker's compensation. At the time that such employee ceases to be on short-term disability, long-term disability or worker's compensation, such employee shall become for all purposes a Transferred Employee.

        (c) The Partnership shall be responsible for the severance obligations, if any, with respect to the Terminated Employees. The Buyer agrees that if the employment of any of the Transferred Employees with the Buyer or its Affiliates is terminated by the Buyer within six months following the Closing Date other than for cause, the Buyer will provide to such terminated Transferred Employee the severance that such Transferred Employee would have received had the Transferred Employee been entitled to receive severance from the Partnership or any of its Affiliates in accordance with the severance policy (including, as applicable, the Weatherford Enterra Special Severance Payment Plan) of the Sellers previously provided to the Buyer, without giving effect to any provisions that eliminate the severance payment obligations as a result of a purchaser of the Business offering the Transferred Employee employment.

        (d) The Buyer agrees to reimburse the Sellers for the severance payments due any Non-Offered Employees that are made in accordance with the Sellers' existing severance policy (including, as applicable, the Weatherford Enterra Special Severance Payment Plan) and for any medical or other obligations under the Consolidated Omnibus Budget Reconciliation Act (COBRA) and other similar obligations arising from the terminated employment of the Non-Offered Employees.

        (e) In determining eligibility for and the amount of severance benefits the Transferred Employees may become entitled to upon termination of employment with the Buyer or one of its Affiliates after the Closing Date under the normal severance policies of the Buyer (or other Affiliate of the Buyer that employees the Transferred Employees), service with the Partnership or an Affiliate of the Partnership shall be considered as service with the Buyer and its Affiliates.

        (f) The Buyer agrees to provide to all Transferred Employees the opportunity to participate in group health and other benefit plans maintained by it for similarly situated employees. The Buyer agrees to waive any pre-existing condition limitation for all Transferred Employees under the group health plan maintained by it or its Affiliates.

        (g) The Buyer shall be fully responsible for all liabilities related to the termination by the Buyer of the employment of any of the Transferred Employees within 90 days after the Closing Date or such other period that would expose the Partnership to liabilities under the WARN Act as a result of the premature termination by the Buyer of the employment of any of the Transferred Employees.

    4.4 Use of Corporate Names. All uses of the corporate names set forth in
Section 1.1(a)(vi) of the Disclosure Schedule, or any derivations thereof, are being transferred to the Buyer hereunder as part of the Transferred Assets. The Sellers agree that they will not take any action that could reasonably be expected to adversely affect the Buyer's right to the use of such names or cause confusion with respect to the Buyer's use of the such names. All goodwill with respect to the use of the names will inure to the benefit of the Buyer, and the Sellers will not have any rights to sue or recover against any person with respect to the use of such names.

    4.5 Repurchase of Uncollected Accounts Receivable. The Buyer shall use its best efforts to collect in full, consistent with the past practices of the Business, all Accounts Receivable. If the Accounts Receivable outstanding at the Closing shall not have been fully collected within 150 days following the Closing Date in an amount equal to the outstanding unpaid amounts thereof at the Closing, the Buyer may, from time to time, require the Sellers to purchase any Accounts Receivable that have not been so fully collected at a purchase price equal to the original outstanding amount of such Accounts Receivable at the Closing less net collections thereon from the Closing Date to the repurchase date; provided, however, that the Sellers shall be required to repurchase such unpaid Accounts Receivable only to the extent that the aggregate amount of such unpaid Accounts Receivable exceeds the allowance for doubtful accounts deducted from accounts receivable set forth on the Final Balance Sheet, and if such an excess exists, the Sellers shall only be required to pay an amount for such unpaid Accounts Receivable equal to such excess; provided, further, that the Buyer may not settle or compromise any Accounts Receivable without the prior written consent of the Sellers. As a condition to any such repurchase, the Buyer shall reconvey to the Sellers the unpaid Accounts Receivable to be repurchased and shall provide the Sellers with sufficient detail regarding such Accounts Receivable. The Buyer shall represent and warrant that the Buyer has not transferred or conveyed such Accounts Receivable to any other Person and that such Accounts Receivable are free and clear of any Liens created by the Buyer (other than Liens in favor of the Buyer's senior lender). Payment for the repurchase of any Accounts Receivable shall be made within ten days following the transfer thereof to the Sellers. The Buyer shall provide to the Sellers any documents or information reasonably requested by the Sellers in connection with the Sellers' collection of any Accounts Receivable repurchased from the Buyer.

    4.6 Nondisclosure of Proprietary Information.

        (a) The Sellers agree that, from and after the Closing Date, the Sellers and their respective Affiliates shall hold in confidence and will not directly or indirectly at any time reveal, report, publish, disclose or transfer to any Person other than the Buyer any of the Proprietary Information or utilize any of the Proprietary Information for any purpose; provided, however, that this restriction shall not apply to any Proprietary Information that (i) becomes generally available to the public through no fault of the Sellers or (ii) the Sellers are required by applicable law to disclose.

        (b) The Sellers acknowledge that all documents and objects containing or reflecting any Proprietary Information, whether developed by the Sellers or by someone else for the Sellers or any of their respective Affiliates, will after the Closing Date become the exclusive property of the Buyer and be delivered to the Buyer.

    4.7 Covenant Not to Compete.

        (a) As an inducement to the Buyer to acquire the Business, each Seller agrees that, effective as of the Closing Date and for a period of three years (or, in Louisiana, two years) thereafter, it and its Affiliates shall not, without the consent of the Buyer, directly or indirectly, engage in the manufacture and service of pedestal-mounted, hydraulic cranes, or supply parts and services in connection therewith, in any geographic area in Louisiana, the Gulf Coast region, offshore of the Gulf Coast region, Nigeria, Malaysia or Singapore in which the Sellers were conducting the Business as of the Closing Date, provided, however, that, notwithstanding the foregoing, the Sellers and their Affiliates shall not be prohibited from servicing pedestal-mounted, hydraulic cranes owned by them, or supplying parts in connection therewith. Each Seller acknowledges that this covenant not to compete is being provided as an inducement to the Buyer to acquire the Business and the Transferred Assets and that this Section 4.7 contains reasonable limitations as to time, geographical area and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Buyer. Whenever possible, each provision of this
Section 4.7 shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Section 4.7 shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Section 4.7. If any provision of this Section 4.7 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section 4.7 but shall be confined in its operation to the provision of this Section 4.7 directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 4.7 should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law. The foregoing provisions of this Section 4.7 shall not prevent the Sellers or any of their respective Affiliates from making any acquisition (whether by way of assets, stock or otherwise) of, or retain any interest in, or any investment in, in either case, whether directly or indirectly, any business, entity or affiliated group of entities that on a consolidated basis during the most recent fiscal quarter derived 25% or less of its gross revenues from the manufacture and service of pedestal-mounted, hydraulic cranes so long as such acquisition is pursuant to an agreement entered into on or after one year from the Closing Date. The foregoing provisions shall also not prohibit any Person who may in the future acquire 50% or more of the outstanding capital stock of either Seller (or any successor thereto) from engaging in the manufacture and service of pedestal-mounted, hydraulic cranes as long as such acquiring Person was engaged in the manufacture and service of pedestal-mounted, hydraulic cranes prior to such acquisition.

        (b) The Sellers agree that, from and after the Closing Date, the Sellers and their respective Affiliates shall not for a period of one year solicit any Transferred Employees.

    4.8 Warranty Obligations. Except with respect to the Buyer's agreement (set forth below) to satisfy Warranty Obligations, subject to reimbursement by the Sellers, the Buyer shall not assume, and the Sellers shall remain solely liable for, all liabilities and obligations of the Sellers for Warranty Obligations, except to the extent that the Buyer's failure after the Closing to properly store and maintain the Inventories or the Buyer's gross negligence or willful misconduct gives rise to the liability or obligation. From and after the Closing, the Buyer shall have the exclusive responsibility of satisfying Warranty Obligations on the Sellers' behalf; provided, however, that for any Warranty Obligation that the Buyer reasonably believes will create a cost to the Sellers of more than $5,000, or $50,000 when aggregated with other Warranty Obligations, the Buyer shall give the Sellers not less than seven days notice (unless a shorter period is required because of the customer's reasonable needs) prior to beginning such warranty work, during which time period the Sellers may object in good faith to such warranty work as not being a Warranty Obligation. The Sellers shall pay the Buyer, within 30 days of being invoiced therefor, an amount equal to 85% of the Buyer's current published list price (or, if there is no published list price, 110% of the Buyer's current standard cost, or, if the Buyer has no current standard cost, 110% of the Buyer's actual out-of-pocket costs) for products used to satisfy Warranty Obligations and, in the case of warranty service, 110% of the Buyer's current standard cost (or, if the Buyer has no current standard cost, 110% of the Buyer's actual out-of-pocket costs) for such work, including salaries and benefits of employees actually performing the work and the amount of any refunds. The Sellers shall have the right to review the calculation of any actual out-of-pocket costs. The Buyer shall provide to the Sellers any documents or information reasonably requested by the Sellers in connection with the satisfaction of Warranty Obligations by the Buyer. For purposes of this Section 4.8, "Warranty Obligations" shall mean warranties given or made by the Sellers on or prior to the Closing Date with respect to the manufacture, sale or rental of products or the performance of services in the conduct of the Business to the extent such manufacture or sale of products has been invoiced, or such rental products or performance of services has been rendered, on or prior to the Closing Date.

                                   ARTICLE 5

                              BUYER'S CONDITIONS

        The obligation of the Buyer to purchase the Transferred Assets and to assume the Assumed Liabilities as contemplated hereby is, at the option of the Buyer, subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by the Buyer in writing; provided, however, the Buyer's election to proceed with the Closing shall not be deemed a waiver of any breach of any representation, warranty or covenant herein, whether or not known to the Buyer or existing on the Closing Date, and such action shall not prejudice the Buyer's right to recover damages for any such breach.

    5.1 Good Standing. The Sellers shall have delivered to the Buyer certificates issued by the Secretary of State of the State of Louisiana and the Secretary of the State of the State of Delaware evidencing the good standing of the Partnership and Weatherford U.S., respectively, in each case as of a date not more than five calendar days prior to the Closing Date.

    5.2 Instruments of Transfer. The Sellers shall have executed, acknowledged and delivered to the Buyer such bills of sale, assignments (including but not limited to assignments of the leases) and other instruments of transfer, assignment and conveyance, in form and substance mutually agreeable, as shall be necessary to vest in the Buyer all the right, title and interest in and to the Transferred Assets.

    5.3 No Litigation. No preliminary or permanent injunction or other order of any Governmental Entity shall be in effect nor shall there be in effect any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity that, in any such case, prevents the consummation of the transactions contemplated by this Agreement. No suit, action, claim, proceeding or investigation before any

Governmental Entity shall have been commenced or threatened by any Person other than the Buyer or any of its Affiliates seeking to prevent the sale of the Transferred Assets or the Business or asserting that the sale of all or a portion of the Transferred Assets or the Business would be unlawful.

    5.4 Licenses, Consents and Approvals. The Sellers shall have delivered to the Buyer a copy of each of the licenses, consents, approvals and other authorizations from Governmental Entities necessary or appropriate for the Sellers to consummate the transactions contemplated by this Agreement.

    5.5 Consents of Third Persons. A copy of those consents from Third Persons that are listed in Section 2.3(a) of the Disclosure Schedule and that have been received by the Sellers shall have been delivered to the Buyer.

    5.6 Resolutions. The Buyer shall have received certified copies of resolutions of the Board of Directors of Weatherford U.S. approving this Agreement and the transactions contemplated hereby.

    5.7 Opinions of Counsel to the Sellers. The Buyer shall have received written opinions dated the Closing Date from counsel to the Sellers, in form and substance reasonably satisfactory to the Buyer and its counsel.

    5.8 Foreign Sales Offices. The Buyer and the Sellers or their Affiliates shall have executed agreements relating to the Sellers' foreign sales offices substantially in the forms of Exhibit 5.8(a), Exhibit 5.8(b) and Exhibit 5.8(c) attached hereto.

    5.9 Spencer Road Lease. The Buyer and the Sellers or their Affiliates shall have executed and delivered a lease agreement relating to the Spencer Road facility substantially in the form of Exhibit 5.9 attached hereto.

    5.10 Documents with the Buyer's Senior Lender. The Buyer, the Sellers and the Buyer's senior lender shall have negotiated and executed a mortgage and security agreement and standstill and subordination agreements securing the Promissory Note, on terms and conditions acceptable to the Buyer and its senior lender.

                                   ARTICLE 6

                              SELLERS' CONDITIONS

    The obligation of the Sellers to transfer the Transferred Assets as contemplated hereby is, at the option of the Sellers, subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by the Sellers in writing; provided, however, the Sellers' election to proceed with the closing of the transactions contemplated hereby shall not be deemed a waiver of any breach of any representation, warranty or covenant herein, whether or not known to the Sellers or existing on the Closing Date, and such action shall not prejudice the Sellers' right to recover damages for any breach.

        6.1 Good Standing. The Buyer shall have delivered to the Sellers a certificate issued by the Secretary of State of the State of Louisiana evidencing the good standing of the Buyer as of a date not more than five calendar days prior to the Closing Date.

        6.2 Receipt of the Transferred Assets. The Buyer shall have paid the Closing Cash Payment and the Buyer shall have duly executed and delivered to the Sellers an instrument acknowledging receipt of the Transferred Assets and assumption of the Assumed Liabilities in form and substance mutually agreeable.

        6.3 Licenses, Consents and Approvals. The Buyer shall have delivered to the Sellers a copy of each of the licenses, consents, approvals and other authorizations from Governmental Entities necessary or appropriate for the Buyer to consummate the transactions contemplated by this Agreement.

        6.4 No Litigation. No preliminary or permanent injunction or other order of any Governmental Entity shall be in effect nor shall there be in effect any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity that, in any such case, prevents the consummation of the transactions contemplated by this Agreement. No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced or threatened by any Person other than the Sellers or any of the Affiliates of the Sellers seeking to prevent the sale of the Transferred Assets or the Business or asserting that the sale of all or a portion of the Transferred Assets or the Business would be unlawful.

        6.5 Resolutions. The Sellers shall have received certified copies of resolutions of the Board of Directors of the Buyer approving this Agreement and the transactions contemplated hereby.

        6.6 Opinion of Counsel to the Buyer. The Sellers shall have received a written opinion dated the Closing Date from counsel to the Buyer, in form and substance reasonably satisfactory to the Sellers and their counsel.

        6.7 Foreign Sales Offices. The Buyer and the Sellers or their Affiliates shall have executed agreements relating to the Sellers' foreign sales offices substantially in the forms of Exhibit 5.8(a), Exhibit 5.8(b) and Exhibit 5.8(c) attached hereto.

        6.8 Spencer Road Lease. The Buyer and the Sellers or their Affiliates shall have executed and delivered a lease agreement relating to the Spencer Road facility substantially in the form of Exhibit 5.9 attached hereto.

        6.9 Documents with the Buyer's Senior Lender. The Buyer, the Sellers and the Buyer's senior lender shall have negotiated and executed a mortgage and security agreement and standstill and subordination agreements securing the Promissory Note, on terms and conditions acceptable to the Sellers.

        6.10 The Buyer's Note. The Buyer shall have executed and delivered to the Sellers a promissory note (the "Promissory Note") substantially in the form of Exhibit 6.10 attached hereto.

                                   ARTICLE 7

                                IDENTIFICATION

        7.1 Indemnification by the Sellers. Except as otherwise limited by this
Article 7 and by Article 8 hereof, the Sellers agree, jointly and severally, to indemnify, defend and hold the Buyer and each of its officers, directors, employees, agents, stockholders and controlling Persons and their respective successors and assigns harmless from and against and in respect of Damages actually suffered, incurred or realized by such party (collectively, "Buyer Losses"), arising out of or resulting from or relating to:

                (a) any misrepresentation, breach of warranty or breach of any covenant or agreement made or undertaken by the Sellers in this Agreement; or

                (b) any Retained Liability.

Notwithstanding the foregoing, the Sellers shall not be liable under clause (a) of this Section 7.1 in respect to a misrepresentation or breach of warranty unless and until the aggregate amount of any Buyer Losses for which the Buyer is entitled to indemnification pursuant to such clause from all such Persons exceeds $250,000 and then only for those Buyer Losses that in the aggregate exceed $250,000; provided, however, (i) liability under clause (b) of this
Section 7.1 shall not be so limited and (ii) liability under clause (a) of this
Section 7.1 shall not exceed $1,400,000 except for Retained Liabilities, which shall not be limited. Notwithstanding the foregoing, the Sellers shall not be liable under this Section 7.1 or otherwise in respect to any alleged deficiency in, or inadequacy or absence of, any Identified Reserve in any of the Financial Statements, the Balance Sheet, the Closing Balance Sheet or the Final Balance Sheet.

        7.2 Indemnification by the Buyer. Except as otherwise limited by this
Article 7 and by Article 8 hereof, the Buyer agrees to indemnify, defend and hold the Sellers and each of their officers, directors, employees, agents, stockholders and controlling Persons and their successors and assigns harmless from and against and in respect of Damages actually suffered, incurred or realized by such party (collectively, "Seller Losses"), arising out of or resulting from:

                (a) any misrepresentation, breach of warranty or breach of any covenant or agreement made or undertaken by the Buyer in this Agreement; or

                (b) any Assumed Liability.

        7.3 Procedure. All claims for indemnification under this Article 7 shall be asserted and resolved as follows:

                (a) An Indemnitee shall promptly give the Indemnitor notice of any matter that an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Losses, if known, and method of computation thereof, all with reasonable particularity, and stating with particularity the nature of such matter. Failure to provide such notice shall not affect the right of the Indemnitee to indemnification except to the extent such failure shall have resulted in liability to the Indemnitor that could have been actually avoided had such notice been provided within such required time period.

                (b) The obligations and liabilities of an Indemnitor under this
Article 7 with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this Article 7 ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions; if an Indemnitee shall receive notice of any Third Party Claim, the Indemnitee shall give the Indemnitor prompt notice of such Third Party Claim and the Indemnitor may, at its option, assume and control the defense of such Third Party Claim at the Indemnitor's expense and through counsel of the Indemnitor's choice reasonably acceptable to Indemnitee. In the event the Indemnitor assumes the defense against any such Third Party Claim as provided above, the Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability, shall cooperate with the Indemnitor in such defense and will attempt to make available on a reasonable basis to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor. In the event the Indemnitor does not elect to conduct the defense against any such Third Party Claim, the Indemnitor shall pay all reasonable costs and expenses of such defense as incurred and shall cooperate with the Indemnitee (and be entitled to participate) in such defense and attempt to make available to it on a reasonable basis all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. Except for the settlement of a Third Party Claim that involves the payment of money only and for which the Indemnitee is totally indemnified by the Indemnitor, no Third Party Claim may be settled without the written consent of the Indemnitee.

                (c) With respect to any Buyer Loss for which the Sellers are required to indemnify and defend the Buyer pursuant to the terms of this Agreement and that relates to environmental matters and requires any removal, remedial, response, clean-up or other corrective action ("Remedial Action") to address conditions that cause, contribute to or are associated with such Buyer Loss, the Sellers may elect to implement and complete such Remedial Action, which Remedial Action shall not be required to achieve cleanup standards that are more stringent than those required under Environmental Laws existing as of the Closing Date. The Sellers shall endeavor to plan, design, implement and perform such Remedial Action without undue delay and in a manner consistent with the operations and requirements of the Business. The Sellers shall provide the Buyer with copies of all reports, plans and correspondence submitted to any Governmental Entity with respect to such Remedial Action.

        7.4 Limitation. No claim for indemnification under this Article 7 may be asserted subsequent to the Survival Period; provided, however, that any claim for indemnification under this Article 7 made during the Survival Period shall be valid notwithstanding that the claim may not be resolved within the Survival Period.

        7.5 Payment. Payment of any amounts due pursuant to this Article 7 shall be made within ten Business Days after notice is sent by the Indemnitee.

        7.6 Failure to Pay Indemnification. If and to the extent the Indemnitee shall make written demand upon the Indemnitor for indemnification pursuant to this Article 7 and the Indemnitor shall refuse or fail to pay in full within ten Business Days of such written demand the amounts demanded pursuant hereto and in accordance herewith, then the Indemnitee may utilize any legal or equitable remedy to collect from the Indemnitor the amount of its Losses. Nothing contained herein is intended to limit or constrain the Indemnitee's rights against the Indemnitor for indemnity, the remedies herein being cumulative and in addition to all other rights and remedies of the Indemnitee.

        7.7 Adjustment of Liability. The amount which an Indemnitee shall be entitled to receive from an Indemnitor with respect to any indemnifiable Losses under this Article 7 shall be net of any insurance recovery by the Indemnitee on account of such Losses from an unaffiliated party.

        7.8 Release. In consideration for the agreement of the Sellers to indemnify and defend the Buyer in the manner provided in this Agreement, the Buyer hereby releases, acquits and forever discharges the Sellers from any claim, demand or cause of action the Buyer may have against the Sellers, including, but not limited to, any right of contribution or reimbursement provided under any Environmental Law.

        7.9 Express Negligence. THE FOREGOING INDEMNITIES SET FORTH IN THIS
ARTICLE 7 ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING TEXAS' EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER DEFAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

                                   ARTICLE 8

                NATURE OF STATEMENTS AND SURVIVAL OF COVENANTS,
                  REPRESENTATIONS, WARRANTIES AND AGREEMENTS

        The several representations and warranties of the parties to this Agreement shall survive the Closing Date and shall remain in full force and effect for a period of (a) three years following the Closing Date, for the representations and warranties set forth in Section 2.12 hereof, and (b) two years following the Closing Date, for all other representations and warranties (the period during which the representations and warranties shall survive being referred to herein with respect to such representations and warranties as the "Survival Period"), and shall be effective with respect to any inaccuracy therein or breach thereof (and a claim for indemnification under Article 7 hereof may be made thereon) if a written notice asserting the claim shall have been duly given in accordance with Article 7 within the Survival Period with respect to such matter. All covenants and agreements contained herein shall survive without limitation. Any claim for indemnification made during the Survival Period shall be valid and the representations and warranties relating thereto shall remain in effect for purposes of such indemnification notwithstanding that such claim may not be resolved within the Survival Period.

                                   ARTICLE 9

                         DEFINITIONS OF CERTAIN TERMS

        In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings assigned to them herein, unless the context otherwise indicates, both for purposes of this Agreement and the Disclosure
Schedule:

        9.1 "Accounts Receivable" shall have the meaning given such term in
Section 1.1(a)(iii) hereof.

        9.2 "Accrued Liabilities" shall mean the "accrued liabilities" of the Sellers to the extent accrued and reflected on the financial statements of the Business, excluding intercompany liabilities, Taxes and accrued Taxes.

        9.3 "Adjusted Principal Amount" shall mean the amount determined in accordance with Section 1.5(c) hereof.

        9.4 "Affiliate" shall mean, with respect to any Person, an individual or entity that directly or indirectly, controls, is controlled by or is under common control with such Person.

        9.5 "Agreement" shall mean this Asset Purchase Agreement among the Sellers and the Buyer, as amended from time to time by such parties.

        9.6 "Annual Financial Statements" shall have the meaning given such term in Section 2.16 hereof.

        9.7 "Assumed Liabilities" shall have the meaning given such term in
Section 1.4(a) hereof.

        9.8 "Balance Sheet" shall mean the unaudited balance sheet as of December 31, 1996, prepared by the Sellers, set forth in Section 9.8 of the Disclosure Schedule.

        9.9 "Book Value" shall mean the dollar amount, as reflected on the Closing Balance Sheet or the Final Balance Sheet, as the case may be, by which
(a) the total value of the Transferred Assets exceeds (b) the total value of the Trade Payables and Accrued Liabilities.

        9.10 "Business" shall mean the businesses and operations of American Aero Cranes, a division of the Partnership that manufactures for sale or rental pedestal-mounted, hydraulic cranes and provides parts and services in connection therewith; provided, however, that "Business" shall not include the real estate, facility and improvements located at 11909 Spencer Road (FM 529), Houston, Texas, other than the Real Property set forth in Section 1.1(a)(iv) of the Disclosure Schedule and the improvements thereon.

        9.11 "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized by law to close.

        9.12 "Buyer" shall have the meaning specified in the preamble.

        9.13 "Buyer Losses" shall have the meaning given such term in Section
7.1 hereof.

        9.14 "Cash Purchase Price" shall mean the amount determined in accordance with Section 1.5(b) hereof.

        9.15 "CERCLA" shall mean the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. (S)9601 et seq.

        9.16 "Closing" shall mean the closing of the transactions contemplated by this Agreement.

        9.17 "Closing Accounts Payable Difference" shall have the meaning given such term in Section 1.4(c)(iii) hereof.

        9.18 "Closing Balance Sheet" shall mean the unaudited balance sheet of the Business dated as of August 31, 1997, prepared by the Sellers, reflecting the Transferred Assets and the Assumed Liabilities, set forth in Section 9.18 of the Disclosure Schedule.

        9.19 "Closing Cash Payment" shall have the meaning given such term in
Section 1.4(b) hereof.

        9.20 "Closing Date" shall have the meaning given such term in Section
1.3 hereof.

        9.21 "Closing Inventories Increase" shall have the meaning given such term in Section 1.4(c)(ii) hereof.

        9.22 "Closing Purchase Price" shall mean $6,500,000 (i) plus, if applicable, the amount by which the Book Value from the Closing Balance Sheet exceeds $10,541,600, or (ii) minus, if applicable, the amount by which $10,541,600 exceeds the Book Value from the Closing Balance Sheet.

        9.23 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or similar provisions of legislation replacing such law from time to time.

        9.24 "Contracts and Other Agreements" shall mean all contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, licenses, commitments or binding arrangements, whether express or implied, oral or written, relating to the Business and to which either of the Sellers is a party or bound or to which the properties or assets of either of the Sellers are subject.

        9.25 "Damages" shall mean any and all liabilities, losses, damages, demands, assessments, claims, costs and expenses (including interest, awards, judgments, penalties, settlements, fines, costs of remediation, diminutions in value, costs and expenses incurred in connection with investigating and defending any claims or causes of action (including, without limitation, attorneys' fees and expenses and all fees and expenses of consultants and other professionals)).

        9.26 "Debt Obligations" shall mean any contract, agreement, indenture, note or other instrument relating to the borrowing of money or any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for deposit or collection in the ordinary course of business) pertaining to the Business.

        9.27 "Designated Amount" shall have the meaning given such term in
Section 1.5(c)(iv) hereof.

        9.28 "Disclosure Schedule" shall mean the disclosure schedule delivered to the Buyer.

        9.29 "Documents and Other Papers" shall mean and include any document, agreement, instrument, certificate, writing, notice, consent, affidavit, letter, telegram, telex, sale brochures and other related materials, statement, file, computer disk, microfiche or other document in electronic format, schedule, exhibit or any other paper or record whatsoever relating to the Business.

        9.30 "Entitlements" shall have the meaning given such term in Section 1.1(a)(vii) hereof.

        9.31 "Environmental Laws" shall mean all federal, state, or municipal laws, rules, regulations, statutes, ordinances or orders of any Governmental Entity relating to (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation and (c) exposure to hazardous, toxic or other substances alleged to be harmful. "Environmental Laws" shall include, but not be limited to, the Clean Air Act, 42 U.S.C. (S)7401 et seq., the Resource Conservation Recovery Act, 42 U.S.C (S)6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. (S)11001, et seq., the Toxic Substances Control Act, 15 U.S.C. (S)2601 et seq., the Water Pollution Control Act, 33 U.S.C. (S)1251 et seq., the Safe Drinking Water Act, 42 U.S.C. (S)300f et seq. and CERCLA. The term "Environmental Laws" shall also include all state, local and municipal laws, rules, regulations, statutes, ordinances and orders dealing with the same subject matter or promulgated by any governmental or quasi-governmental agency thereunder or to carry out the purposes of any federal, state, local and municipal law. "Environmental Laws" does not include the Occupational Safety and Health Act or any other federal, state or local law, statute, ordinance, regulation or order governing worker safety or workplace conditions.

        9.32 "Environmental Permit" shall mean any permit, license, approval, registration, identification number or other authorization with respect to the Transferred Assets or the Business under any Applicable Environmental Law.

        9.33 "Equipment" shall mean all machinery, transportation equipment, tools, equipment, vehicles, furnishings and fixtures owned or leased by the Sellers, or subject to a contract of purchase and sale, or lease commitment, that are used in the Business as operated by the Partnership.

        9.34 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

        9.35 "Excluded Assets" shall have the meaning given such term in
Section 1.2 hereof.

        9.36 "Excluded Employees" shall have the meaning given such term in
Section 4.3 hereof.

        9.37 "Final Accounts Payable Difference" shall have the meaning given such term in Section 1.5(c)(iii) hereof.

        9.38 "Final Balance Sheet" shall mean an unaudited balance sheet of the Business dated as of the Closing Date, prepared by the Sellers, reflecting the Transferred Assets and Assumed Liabilities, prepared on a basis consistent with the Closing Balance Sheet and used to prepare the Final Statement.

        9.39 "Final Cash Payment" shall have the meaning given such term in
Section 1.5(d) hereof.

        9.40 "Final Inventories Increase" shall have the meaning given such term in Section 1.5(c)(ii) hereof.

        9.41 "Final Statement" shall have the meaning given such term in Section 1.5(a) hereof.

        9.42 "Financial Statements" shall have the meaning given such term in
Section 2.16 hereof.

        9.43 "Governmental Entity" shall mean any arbitrator, court, administrative or regulatory agency, commission, department, board or bureau or body or other government or authority or instrumentality or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        9.44 "Hazardous Materials" shall mean any (a) petroleum or petroleum products, (b) hazardous substances as defined by (S) 101(14) of CERCLA and (c) any other chemical, substance or waste that is regulated by any Governmental Entity under any Environmental Law.

        9.45 "Identified Reserves" shall mean (i) allowance for doubtful accounts deducted from accounts receivable (including, without limitation, any "Allowance for Accounts Receivable" as referenced in account number 113110 on a balance sheet), (ii) allowance for obsolete, damaged, missing, excess or slow-moving inventories deducted from inventories (including, without limitation, any "Raw Materials Inventory Allowance", "Work in Process Inventory Allowance" or "Finished Goods Inventory Allowance" as referenced in account number 116001, 116003 or 116004, respectively, on a balance sheet), (iii) accrual for Company-provided employee medical and dental expenses, to the extent such expenses are within the Company's deductible, (iv) accrual for expressed or implied warranty obligations, including, when applicable, handling, transportation and installation costs (including, without limitation, any "Accrued Warranties" as referenced in account number 222009 on a balance sheet), and (v) accrual for penalties related to failure to meet committed delivery dates for crane units (including, without limitation, any "Accrued Late Penalties" as referenced in account number 210015 on a balance sheet).

        9.46 "Indemnitee" shall mean the Person or Persons indemnified or entitled, or claiming to be entitled to be indemnified, pursuant to the provisions of Section 7.1 or Section 7.2 hereof, as the case may be.

        9.47 "Indemnitor" shall mean the Person or Persons having the obligation to indemnify pursuant to the provisions of Section 7.1 or Section 7.2 hereof, as the case may be.

        9.48 "Inventories" shall mean all inventories of finished goods, tooling inventory, work in progress and raw materials relating to the Business, wherever situated.

        9.49 "Leasehold Interests" shall mean the interests of the Sellers as lessees in the real property that pertains to the Business.

        9.50 "Lien" shall mean any lien, pledge, claim, charge, security interest or other encumbrance, option, defect or other rights of any third Person of any nature whatsoever.

        9.51 "Losses" shall mean Seller Losses or Buyer Losses, as the case may be.

        9.52 "Material Adverse Effect" shall mean a single event, occurrence or fact that, together with all other events, occurrences and facts that could reasonably be expected to result in a loss to the Business, would have, or might reasonably be expected to have, a material adverse effect on the assets, business, operations or financial condition of the Transferred Assets or the Business, or that would constitute a criminal violation of law involving a felony.

        9.53 "Negative Adjustment Amount" shall have the meaning given such term in Section 1.5(c)(v) hereof.

        9.54 "Non-Adjusted Principal Amount" shall mean the amount determined in accordance with Section 1.4(c) hereof.

        9.55  "Non-Offered Employees" shall have the meaning given such term in
Section 4.3(a) hereof.

        9.56  "Partnership" shall have the meaning specified in the preamble.

        9.57 "Permitted Liens" shall mean (a) Liens securing or relating to liabilities or obligations that are to be assumed by the Buyer pursuant to this Agreement, (b) Liens for current taxes and assessments not yet due, (c) inchoate mechanic and materialmen Liens for construction in progress, (d) inchoate workmen, repairmen, warehousemen and carriers Liens arising in the ordinary course of business or (e) Liens created by the Buyer.

        9.58 "Person" shall mean a corporation, an association, a partnership, an organization, a business, an individual or a Governmental Entity.

        9.59 "Positive Adjustment Amount" shall have the meaning given such term in Section 1.5(c)(iv) hereof.

        9.60 "Pre-Closing Obligations" shall mean all obligations of the Sellers relating to the Business (including indemnification and other contingent obligations) regarding (i) acts, events or omissions by any Person or circumstances existing at or prior to the Closing Date, (ii) goods or services provided to or for the benefit of the Sellers or any of the Affiliates of the Sellers prior to the Closing Date, (iii) goods or services provided by or on behalf of the Sellers or any of the Affiliates of the Sellers or licensees prior to the Closing Date, (iv) any pending or threatened litigation or claims made or threatened prior to the Closing Date, (v) any Retained Liabilities, (vi) the conduct of the Business, the ownership or operation of the Transferred Assets or any benefit realized by the Sellers prior to the Closing Date and (vii) Debt Obligations.

        9.61  "Promissory Note" shall have the meaning given such term in
Section 6.10 hereof.

        9.62 "Proprietary Information" shall mean collectively (a) Proprietary Rights and (b) any and all other information and material proprietary to the Sellers, owned, possessed or used by the Sellers, whether or not such information is embodied in writing or other physical form, and that is not generally known to the public, that (i) relates to financial information regarding the Business, including, without limitation, (A) business plans and
(B) sales, financing, pricing and marketing procedures or methods of the Sellers or (ii) relates to specific business matters concerning the Business, including, without limitation, the identity of or other information regarding sales personnel or customers of the Business.

        9.63 "Proprietary Rights" means all patents, inventions, shop rights, know how, trade secrets, designs, plans, manuals, computer software, specifications, confidentiality agreements, confidential information and other proprietary technology and similar information; all registered and unregistered trademarks, service marks, logos, trade and corporate names (including the names "American Aero", "American Aero Cranes" and all derivations thereof) and all other trademark rights; all registered and unregistered copyrights; and all registrations for, and applications for registration of, any of the foregoing, that are used in the conduct of the Business.

        9.64  "Purchase Price" shall have the meaning given such term in
Section 1.4(a) hereof.

        9.65 "Real Property" shall mean the owned real property of the Sellers pertaining to the Business.

        9.66  "Remedial Action" shall have the meaning given such term in
Section 7.3(c) hereof.

        9.67  "Response Period" shall have the meaning given such term in
Section 1.5(a) hereof.

        9.68  "Retained Liabilities" shall have the meaning given such term in
Section 1.6 hereof.

        9.69  "Sellers" shall have the meaning specified in the preamble.

        9.70  "Seller Losses" shall have the meaning given such term in
Section  7.2 hereof.

        9.71 "Stub-Period Financial Statements" shall have the meaning given such term in Section 2.16 hereof.

        9.72  "Survival Period" shall have the meaning given such term in
Article 8 hereof.

        9.73 "Taxes" shall mean all federal, state, local, foreign and other taxes, charges, fees, duties, levies, imposts, customs or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, premium, property, windfall profits, or other taxes, fees, assessments, customs, duties, levies, imposts, or charges of any kind whatsoever, together with any interest, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term "Tax" means any one of the foregoing Taxes.

        9.74  "Terminated Employees" shall have the meaning given such term in
Section 4.3(a) hereof.

        9.75  "Third Party Claims" shall have the meaning given such term in
Section 7.3(b) hereof.

        9.76 "Trade Payables" shall mean those obligations of the Sellers relating to the provision of goods and services to the Sellers for the conduct of the Business in the ordinary course of business of the Sellers that relate to the Transferred Assets and that are classified as Trade Payables in accordance with generally accepted accounting principals as consistently applied by the Sellers (including, without limitation, any "Accounts Payable" as referenced in account numbers 210001, 210002, 210005 and 210999 on a balance sheet of the Business).

        9.77  "Transferred Assets" shall have the meaning given such term in
Section 1.1(a) hereof.

        9.78  "Transferred Employees" shall have the meaning given such term in
Section 4.3(a) hereof.

        9.79 "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101-2109.

        9.80  "Warranty Obligations" shall have the meaning given such term in
Section 4.8 hereof.

        9.81 "Weatherford U.S." shall have the meaning specified in the preamble.


                                  ARTICLE 10

                                 MISCELLANEOUS

        10.1 Public Announcements. Subject to applicable securities law or stock exchange requirements, neither the Buyer, on the one hand, nor the Sellers, on the other hand, shall, without the prior approval of the other party, issue, or permit any of their respective partners, directors, officers, employees, agents or Affiliates to issue, any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby.

        10.2 Expenses. The expense of obtaining a customary title policy relating to the Real Property shall be borne by the Sellers, the expense of obtaining customary surveys of the Real Property shall be borne by the Buyer and the customary closing costs charged by the title company will be borne equally by the Buyer, on the one hand, and the Sellers, on the other hand. Except as otherwise set forth herein, each party agrees to pay, without right of reimbursement from any other party, the costs incurred by such party incident to the preparation and execution of this Agreement and performance of its obligations hereunder, including without limitation the fees and disbursements of legal counsel, accountants and consultants employed by such party in connection with the transactions contemplated by this Agreement.

        10.3 Notices. All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by courier, by overnight delivery service with proof of delivery or by prepaid registered or certified United States first-class mail, return receipt requested, addressed to the respective party at the address set forth below, or if sent by facsimile or other similar form of communication (with receipt confirmed) to the respective party at the facsimile number set forth below:

        If to the Partnership or Weatherford U.S., to:

        Weatherford  Enterra U.S., Limited Partnership
        1360 Post Oak Boulevard, Suite 1000
        Houston, Texas 77056
        Attention:  H. Suzanne Thomas
        Facsimile:  (713) 622-0913
        Confirm:    (713) 439-9400

        Copies to:

        Fulbright & Jaworski L.L.P.
        1301 McKinney, Suite 5100
        Houston, Texas 77010
        Attention:  Charles L. Strauss
        Facsimile:  (713) 651-5246
        Confirm:    (713) 651-5151

        If to the Buyer, to:

        American Aero Cranes, L.L.C.
        300 St. Francis Street
        Mobile, Alabama 36602
        Attention:  McGowin I. Patrick, Jr.
        Facsimile:  (334) 432-2778
        Confirm:    (334) 432-4472

        Copies to:

        ADAMS and REESE, L.L.P.
        4500 One St. Louis Centre
        Mobile, Alabama 36602
        Attention:  Victor H. Lott, Jr.
        Facsimile:  (334) 438-7733
        Confirm:    (334) 433-3234
or to such other address or facsimile number and to the attention of such other Person(s) as any party may designate by written notice. Any notice mailed shall be deemed to have been given and received on the third Business Day following the day of mailing.

        10.4 Bulk Transfer Laws. The Sellers agree with the Buyer that the provisions of any statute of any state or jurisdiction regulating bulk sales or transfers do not apply to this Agreement.

        10.5 Successors. This Agreement shall insure to the benefit of and be binding upon the Buyer and the Sellers and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

        10.6 Entire Agreement. This Agreement and the exhibits hereto and the Disclosure Schedule constitute the entire agreement and understanding between the parties relating to the subject matter hereof and thereof and supersedes all prior representations, endorsements, premises, agreements, memoranda communications, negotiations, discussions, understandings and arrangements, whether oral, written or inferred, between the parties relating to the subject matter hereof. This Agreement may not be modified, amended, rescinded, canceled, altered or supplemented, in whole or in part, except upon the execution and delivery of a written instrument executed by a duly authorized representative of each of the parties hereto.

        10.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without giving effect to choice of law principles.

        10.8 Waiver. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

        10.9 Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        10.10 No Third Party Beneficiaries. Any agreement contained, expressed or implied in this Agreement shall be only for the benefit of the parties hereto and their respective legal representatives, successors and assigns, and such agreements shall not inure to the benefit of the obligees of any indebtedness of any party hereto, it being the intention of the parties hereto that no Person shall be deemed a third party beneficiary of this Agreement, except to the extent to a third party is expressly given rights herein.

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

        10.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        10.12 Heading. The headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof or affect in any way the meaning or interpretation of this Agreement.

        10.13 Negotiated Transaction. The provisions of this Agreement were negotiated by the parties hereto, and this Agreement shall be deemed to have been drafted by all of the parties hereto.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                               SELLERS:

                               WEATHERFORD ENTERRA U.S., LIMITED PARTNERSHIP

                               BY WEATHERFORD U.S., INC., ITS GENERAL PARTNER

                               By:  /s/ H. Suzanne Thomas
                                  --------------------------------------------
                                  Name:   H. Suzanne Thomas
                                       ---------------------------------------
                                  Title:  Senior Vice President and Secretary
                                        --------------------------------------

                               WEATHERFORD U.S., INC.

                               By:  /s/ H. Suzanne Thomas
                                  --------------------------------------------
                                  Name:   H. Suzanne Thomas
                                       ---------------------------------------
                                  Title:  Senior Vice President and Secretary
                                        --------------------------------------

                               BUYER:

                               AMERICAN AERO CRANES, L.L.C.
                               BY IPC INDUSTRIES, INC., MANAGER

                               By:  /s/ McGowin I. Patrick, Jr.
                                  --------------------------------------------
                                  Name:   McGowin I. Patrick, Jr.
                                       ---------------------------------------
                                  Title:  Vice President
                                        --------------------------------------

                                      39